Exhibit 99.1

BBX Capital Corporation Reports Financial Results

For the Second Quarter, 2015

FORT LAUDERDALE, Florida – August 6, 2015 -- BBX Capital Corporation (“BBX Capital” and/or the “Company”) (NYSE: BBX)  reported financial results for the three months ended June 30, 2015.

BBX Selected Financial Data (Consolidated)

Second Quarter 2015 Highlights (compared to Second Quarter 2014):

•	Total revenues of $38.6 million vs. $22.7 million
•	Recoveries from loan losses of $6.6 million vs. $2.0 million
•

Equity losses from Woodbridge Holdings, LLC of $10.2 million vs. earnings of $8.1 million.   Loss in 2015 includes the impact of Woodbridge’s $36.5 million accrued liability related to the settlement of Bluegreen shareholder litigation (1)

•	Net income attributable to BBX Capital of $4.1 million vs. $7.3 million
•	Diluted earnings per share of $0.25 vs. $0.43
•

On May 6, 2015, BBX Capital repaid the remaining $6.1 million balance of BB&T Corporation’s preferred membership interest in FAR.  As a result, BBX Capital is now the sole owner of FAR,  which holds $90.7 million of assets  (please see details below under “BankAtlantic Legacy Assets - Loans and Real Estate”)

First Six Months of 2015 Highlights (compared to First Six Months of 2014):

•	Total revenues of $60.3 million vs. $43.5 million
•	Recoveries from loan losses of $10.4 million vs. $3.3 million
•

Equity losses from Woodbridge Holdings, LLC of $4.4 million vs. earnings of $14.3 million.  Loss in 2015 includes the impact of Woodbridge’s $36.5 million accrued liability  related to the settlement of Bluegreen shareholder litigation (1)

•	Net income of $7.2 million vs. $8.4 million
•	Diluted earnings per share of $0.31 vs. $0.52

(1)	The settlement of the Bluegreen shareholder litigation remains subject to court approval and may not be consummated within the timeframe or on the terms anticipated, or at all.

Exhibit 99.1

BBX Capital - Balance Sheet and Liquidity (as of June 30, 2015):

•	Total consolidated assets of $388.6 million
•	Cash and cash equivalents of $63.4 million
•	Real estate holdings of $122.6 million
•	Loans receivable of $31.3 million
•	Loans held-for-sale of $23.5 million
•	Total consolidated debt of $31.0 million
•	Shareholders' equity attributable to BBX Capital of $317.5 million
•	Total consolidated equity of $318.8 million
•	Book value per share of $19.63 vs. $19.16 at December 31, 2014

BBX Capital’s Chairman and Chief Executive Officer, Mr. Alan B. Levan, commented, “Since the sale of BankAtlantic in 2012, BBX Capital, including its BBX Capital Real Estate Division and its BBX Capital Partners Division, has continued to grow and evolve, reflecting our broader goal of transitioning into a business with diverse cash flow streams and long term growth.

“As previously stated, our goal is to increase value over time as opposed to focusing on quarterly or annual earnings.  Since we expect our investments to be longer term, we anticipate and are willing to accept that our earnings are likely to be uneven.  While capital markets generally encourage short term results, our objective continues to be long term growth as measured by increases in book value per share over time,” Mr. Levan concluded.

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BBX Capital Real Estate Division:  The BBX Capital Real Estate Division includes our real estate joint ventures and our BankAtlantic legacy portfolio of loans and foreclosed real estate.    As previously announced, we are liquidating some legacy real estate and loans while holding and managing others for capital appreciation and development.  We are also pursuing new real estate development opportunities unrelated to the legacy portfolios.  We are currently actively engaged in real estate development and operating activities involving real estate obtained through foreclosure and real estate purchased from third parties, including land entitlement activities, property renovations, asset management, and pursuing joint venture opportunities involving the contribution of these properties to, and/or cash investments in, joint ventures with third party development partners.

The BBX Capital Real Estate Division reported revenues of $19.2 million during the three months ended June 30, 2015, compared to $7.2 million during the three month periods ended June 30, 2014.  For the six months ended June 30, 2015, the BBX Capital Real Estate Division reported revenues of $21.5 million compared to $11.5 million for the six months ended June 30, 2014.

Exhibit 99.1

Included in revenue during the second quarter of 2015 was the net gain of $15.5 million recognized in connection with the sale of its North Flagler properties in May 2015.  The North Flagler properties consisted of two land parcels on Flagler Drive overlooking the Intracoastal Waterway and Currie Park in West Palm Beach: a 4.5 acre parcel and an adjacent 2.7 acre parcel.  During 2015, BBX Capital, with the support of the city staff, CRA and neighborhood groups, was able to amend the zoning designation on the 2.7 acre parcel, increasing the residential height restriction from 4 stories in building height to up to 15 stories. We believe the change to the parcel’s height restriction had a significant impact on the property value. The 4.5 acre parcel was acquired for $10.8 million on May 15, 2015 by the Company's majority-owned joint venture with JRG USA. Upon closing, the joint venture immediately sold the parcel to a third party developer for $20.0 million.  In accordance with the joint venture agreement, the Company received distributions of $6.7 million.  Simultaneous with the sale of the 4.5 acre parcel, the Company sold the 2.7 acre parcel to the same buyer for $11.0 million.  The 2.7 acre parcel was acquired by the Company through foreclosure and had a carrying value of $3.2 million as of May 15, 2015.  Total gross proceeds of the two sales transactions were $31.0 million.  Net proceeds, after closing costs, the purchase price of the 4.5 acre parcel and distributions to the Company's joint venture partner, totaled $17.7 million.

BankAtlantic Legacy Assets - Loans and Real Estate:

The BBX Capital Real Estate Division reported net recoveries from its legacy loan and real estate portfolios of $7.4 million during the three months ended June 30, 2015, compared to $2.1 million during the three months ended June 30, 2014.  For the six months ended June 30, 2015, the BBX Capital Real Estate Division reported net recoveries from its legacy loan and real estate portfolios of $12.3 million compared with $2.1 million for the six months ended June 30, 2014.

On May 6, 2015, BBX Capital repaid the remaining balance of $6.1 million of BB&T Corporation’s preferred membership interest in Florida Asset Resolution Group, LLC (“FAR”).  As a result, BBX Capital is now the sole owner of FAR, which held assets of $90.7 million as of June 30, 2015.    FAR was formed in connection with the 2012 sale of BankAtlantic to BB&T when BankAtlantic contributed to FAR certain performing and non-performing loans, tax certificates and foreclosed real estate with a carrying value of  $346 million as of July 31, 2012 and $50 million of cash.  Upon consummation of the transaction with BB&T, BBX Capital transferred to BB&T Corporation a 95% preferred interest in the net cash flows of FAR which BB&T Corporation held until it had recovered an aggregate $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid preference amount.  As a result of the repayment of its preferred membership interest, BB&T Corporation’s interest in FAR has been fully redeemed, and FAR is now wholly-owned by the Company.

Information regarding BBX Capital’s Real Estate Division’s investments in unconsolidated real

Exhibit 99.1

estate joint ventures will be included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which is expected to be filed on August 7, 2015.

On April 28, 2015,  BBX Capital Real Estate announced that its joint venture with CC Homes, a Codina-Carr Company, had received a construction and acquisition loan totaling $43 million to begin development of the Bonterra Community in Hialeah, Florida, located in Miami-Dade County.  The Bonterra Community (the first phase of BBX Capital Real Estate’s Bonterra master-planned community) is planned to have 394 single-family homes in a portion of the newly proposed Bonterra Communities.  CC Homes serves as the developer and manager of the joint venture.

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BBX Capital Partners

Highlights Regarding our

Operating Companies during the Quarter

BBX Capital, through its BBX Capital Partners Division, is actively engaged in investments in operating companies.  Our goal at BBX Capital is to diversify our assets so that a meaningful percentage of our assets and income will be derived from operating businesses.  It is our objective that the investments and acquisitions sourced by BBX Capital Partners will diversify our overall company risk profile and contribute consistent cash flows and earnings over time.  In addition to the Company’s investment in Bluegreen, the following is a summary of the Company’s acquisitions of and investments in operating businesses.

Renin Holdings:  Renin Holdings, LLC (“Renin”), a joint venture entity owned 81% by BBX Capital and 19% by BFC Financial Corporation,  the controlling shareholder of BBX Capital (“BFC”), reported revenues of  $15.4  million and $14.5 million during the three month periods ended June 30, 2015 and June 30, 2014, respectively.  For the six month periods ended June 30, 2015 and June 30, 2014, Renin reported revenues of $29.0  million and $28.3 million, respectively.

In June 2015,  Renin announced that it named consumer and commercial products executive Shawn Pearson as the company's President and Chief Executive Officer.  Mr. Pearson was previously President of Danby Products, in Ontario, Canada, one of the leading manufacturers, distributors and marketers of appliances in North America.  While at Danby, Mr. Pearson led Danby's expanded sales to big box retailers such as The Home Depot, Costco, and Wal-Mart.  He also oversaw entry into Asia, which resulted in substantial growth in distribution channels and product development.

Exhibit 99.1

BBX Sweet Holdings:  BBX Sweet Holdings, a wholly-owned subsidiary of BBX Capital which operates within the BBX Capital Partners Division, acquired Hoffman’s Chocolates in December 2013, Williams & Bennett in January 2014, California based Jer's Chocolates and Helen Grace Chocolates in July 2014, and Anastasia Confections and The Toffee Box during the fourth quarter of 2014.  BBX Sweet Holdings acquired the assets of Kencraft, Inc. in April 2015 and the assets of Droga Chocolates in June 2015.  Additionally, during the six months ended June 30, 2015, Hoffman’s Chocolates opened two retail stores in South Florida.

BBX Sweet Holdings reported revenues of $4.2 million and  $1.1 million during the three month periods ended June 30, 2015 and 2014, respectively.  For the six month periods ended June 30, 2015 and 2014, BBX Sweet Holdings reported revenues of $10.2 million and  $3.8 million, respectively.

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Bluegreen Corporation

Bluegreen is a sales, marketing and resort management company, focused on the vacation ownership industry.  Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, LLC (“Woodbridge”).  BBX Capital owns a  46% interest in Woodbridge and BFC owns the remaining 54% of Woodbridge.  Woodbridge’s principal asset is its 100% ownership of Bluegreen Corporation (“Bluegreen”).

For the quarter ended June 30, 2015, net loss attributable to Woodbridge was $22.1 million.  This loss was primarily the result of Woodbridge’s $36.5 million accrued liability related to the proposed settlement of the litigation brought by Bluegreen’s former public shareholders in connection with Woodbridge’s April 2013 acquisition of Bluegreen, partially offset by $15.0 million of earnings from Bluegreen’s operations. BBX Capital recognized 46% of the net loss attributable to Woodbridge, or $10.2 million, for the quarter ended June 30, 2015. For the six month period ended June 30, 2015, net loss attributable to Woodbridge was $9.5 million, primarily related to the above described $36.5 million accrued liability, partially offset by Bluegreen’s earnings from operations of $28.3 million.

Bluegreen Selected Financial Data

Second Quarter 2015 Highlights (Compared to Second Quarter 2014):

•	System-wide sales of Vacation Ownership Interests ("VOIs") were $139.9 million vs. $139.0 million
•	Included in system-wide sales are sales of VOIs made under Bluegreen's "capital-light" business strategy (2), of $111.0 million vs. $101.7 million, gross of equity trade allowances:

Exhibit 99.1

o	Secondary market sales of VOIs were $24.2 million vs. $21.4 million
o	Just-in-time sales of VOIs were $15.9 million vs. $15.0 million
o	Sale of third party VOIs – commission basis were $70.9 million vs. $65.2 million and generated sales and marketing commissions of $48.0 million vs. $43.2 million
•	Sales volume per guest averaged $2,327 vs. $2,357
•	Tours increased 4% compared to the second quarter of 2014
•	Other fee-based services profits rose 3% to $10.7 million from $10.3 million
•	Net income was $17.9 million vs. $20.4 million
•	EBITDA was $32.4 million vs. $37.5 million (3)
•	Generated “free cash flow” (cash flow from operating activities less capital expenditures) of $18.2 million compared to $39.1 million

First Six Months 2015 Highlights (Compared to First Six Months of 2014)

•

System-wide sales of Vacation Ownership Interests ("VOIs") were $249.1 million vs.  $248.8 million, which includes sales of VOIs under Bluegreen's "capital-light" business strategy (2),  of $189.4 million vs. $185.9 million, gross of equity trade allowances:

o	Secondary market sales of VOIs were $46.8 million vs. $45.7 million
o	Just-in-time sales of VOIs were $22.7 million vs. $32.9 million
o	Sale of third party VOIs – commission basis were $119.9 million vs. $107.3 million and generated sales and marketing commissions of $80.6 million vs. $70.3 million
•	Sales volume per guest averaged $2,355 vs. $2,360
•	Tours increased 2% compared to the six months ended June 30, 2014.
•	Other fee-based services profits rose 5% to $22.0 million from $21.0 million
•	Net income was $33.9 million vs. $37.5 million
•	EBITDA was $62.9 million vs. $70.2 million (3)
•	Generated “free cash flow” (cash flow from operating activities less capital expenditures) of $30.0 million compared to $50.0 million

(2)

Bluegreen’s sales of VOIs under its capital-light business strategy include sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements. Under “Just in Time” arrangements, Bluegreen enters into agreements with third party developers that allow Bluegreen to buy VOI inventory from time to time in close proximity to the timing of when Bluegreen intends to sell such VOIs. Bluegreen also acquires VOI inventory from resorts' property owner associations ("POAs") and other third parties close to the time Bluegreen intends to sell such VOIs. Such VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount. Bluegreen refers to sales of inventory acquired through these arrangements as "Secondary Market Sales".

(3)	See the supplemental tables included in this release for a reconciliation of Non-GAAP measures, such as EBITDA, to net income.

Bluegreen Summary for the Three and Six Months Ended June 30, 2015

System-wide sales of VOIs were $139.9 million and $249.1 million during the three and six months ended June 30, 2015, respectively, compared to $139.0 million and $248.8 million

Exhibit 99.1

during the three and six months ended June 30, 2014, respectively.  System-wide sales of VOIs during the second quarter of 2015 benefited by an increase in the number of sales transactions of 2%, while the average sale price per transaction increased by 1% for the three and six months ended June 30, 2015.  Sales to existing owners were 45.2% during the second quarter of 2015 and 48.2% during the first six months of 2015.

Selling and marketing expenses, as a percentage of system-wide sales, increased to 50% during the three months ended June 30, 2015 from 47% during the three months ended June 30, 2014 and increased to 51% during the six months ended June 30, 2015 from 47% during the six months ended June 30, 2014.  The increases in the 2015 periods reflect Bluegreen’s decision to increase its marketing efforts to new prospects as opposed to existing owners, which resulted in higher costs per tour from new and expanding marketing channels.  The number of new prospect tours increased 7% during the second quarter of 2015 and 5% during the first six months of 2015 compared to the same periods of 2014.  Sales to existing owners generally involve lower marketing expenses than sales to new prospects.  Bluegreen expects to continue to increase its focus on sales to new prospects and, as a result, sales and marketing expenses generally and as a percentage of sales may increase.

Other Fee-Based Services pre-tax profits, which are primarily generated from providing resort and club management services as well as title services totaled $10.7 million and $22.0 million during the three and six months ended June 30, 2015, respectively, which represent increases of 3% and 5%, respectively, compared to the same periods of 2014.  As of both June 30, 2015 and 2014, Bluegreen managed 48 timeshare resort properties and hotels.

Net interest spread was $12.6 million and $9.6 million during the three months ended June 30, 2015 and 2014, respectively, and $22.0 million and $19.2 million during the six months ended June 30, 2015 and 2014, respectively.  The increase in net interest spread during the 2015 periods primarily reflect lower costs of borrowings, lower average outstanding debt balances, and interest income of $1.6 million from BFC related to an $80.0 million loan made to BFC by a wholly-owned subsidiary of Bluegreen.   These increases were partially offset by increased interest expense related to Bluegreen’s issuance of notes in a securitization transaction during 2015 and a new line of credit, and a decrease in the size of Bluegreen’s VOI notes receivable portfolio as Bluegreen continues to seek higher cash sales and larger customer down payments on financed sales as well as increased Fee-Based Sales.

Bluegreen’s free cash flow decreased to $30.0 million in the six months ended June 30, 2015 as compared to $50.0 million in the prior year period.  This decrease is primarily due to $19.7 million of development expenditures during the 2015 period compared to $1.2 million in the 2014 period. Bluegreen’s development expenditures primarily related to Bluegreen/Big Cedar Vacations, LLC, Bluegreen’s 51%-owned resort development joint venture with affiliates of Bass Pro Shops.

Exhibit 99.1

Please see the supplemental tables included in this release for detailed information on Bluegreen’s System-wide sales of VOIs and a reconciliation of Net income to EBITDA.

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Financial data for BBX Capital Corporation, Woodbridge Holdings, LLC and Bluegreen Corporation is provided in the supplemental financial tables included in this release.

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More complete and detailed information regarding BBX Capital and its financial results, business, operations and risks, is available in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, expected to be filed on August 7, 2015, and its Annual Report on Form 10-K for the year ended December 31, 2014, which are available to view on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.

For more detailed information regarding Bluegreen and its financial results, business, operations and risks, please see BFC’s financial results press release for the quarter ended June 30, 2015,  BFC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, expected to be filed on August 7, 2015, and BFC’s Annual Report on Form 10-K for the year ended December 31, 2014,  which are available on the SEC's website, www.sec.gov,  or BFC’s website, www.BFCFinancial.com.

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About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses.  In addition, BBX Capital and its controlling shareholder, BFC Financial Corporation (OTCQB: BFCF), have a 46% and 54% respective ownership interest in Bluegreen Corporation.  As a result of their ownership interests, BBX Capital and BFC together own 100% of Bluegreen.  As of June 30, 2015, BBX Capital had total consolidated assets of $388.6 million, shareholders' equity attributable to BBX Capital of $317.5 million, and total consolidated equity of $318.8 million.  BBX Capital’s book value per share at June 30, 2015 was $19.63.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corporation: www.BluegreenVacations.com

BBX Capital Real Estate: www.BBXCapitalRealEstate.com

BBX Capital Partners: www.BBXCapitalPartners.com

BBX Sweet Holdings: www.BBXSweetHoldings.com

Renin Corporation: www.ReninCorp.com

BFC Financial Corporation: www.BFCFinancial.com

Exhibit 99.1

BBX Capital Contact Info:

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com,  jodi@kiphuntermarketing.com

Investor Relations: Leo Hinkley, Managing Director, 954- 940-5300

Email: LHinkley@BBXCapital.com

About Bluegreen Corporation:

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen is a sales, marketing and resort management company, focused on the vacation ownership industry and pursuing a capital-light business strategy. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 193,000 owners, over 64 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based services, including resort management services, financial services, and sales and marketing services, to or on behalf of third parties. For more information, visit www.BluegreenVacations.com.

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include an 81% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation.  BFC owns a 54% equity interest in Woodbridge, the parent company of Bluegreen.  BBX Capital owns the remaining 46% equity interest in Woodbridge.  As of June 30, 2015, BFC had total consolidated assets of $1.4 billion, shareholders' equity attributable to BFC of $340.3 million, and total consolidated equity of $449.7 million. BFC’s book value per share at June 30, 2015 was $4.08.

# # #

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and may include words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Future results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and its assets, including the impact of decreases in real estate values or high unemployment rates on our business generally, the value of our assets, the ability of our borrowers to service their obligations and the value of collateral securing our loans; the risk that loan losses will continue and the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; the impact of and expenses associated with litigation including but not limited to litigation brought by the SEC and the risks associated

Exhibit 99.1

with the adverse verdict in that matter, including the risks relating to the financial fine, a claim for reimbursement of insurance coverage advances, the risk of loss of Mr. Levan’s services as CEO and reputational risk and risks associated with the proposed settlement of the Bluegreen shareholder litigation, including the payments BBX Capital may be required to make in connection with the settlement and that the settlement remains subject to final approval by the court and may not be consummated in the timeframe anticipated, on the contemplated terms, or at all; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities; the risk that the assets retained by the Company in CAM and FAR may not be monetized at the values currently ascribed to them; and the risks associated with the impact of periodic valuation of our assets for impairment.  In addition, this press release contains forward looking statements relating to the Company’s ability to successfully implement its currently anticipated business plans, including, but not limited to, its business plans and strategies with respect to BBX Capital Real Estate and BBX Capital Partners, which may not be realized as anticipated, if at all, and the Company’s investments in real estate developments, real estate joint ventures and operating businesses, including its acquisition of Renin Corp., and the acquisitions by BBX Sweet Holdings in the candy and confections industry, may not achieve the returns anticipated or may not be profitable.  The Company’s investments in real estate developments, either directly or through joint ventures, will increase exposure to downturns in the real estate and housing markets or expose us to risks associated with real estate development activities, including risks associated with obtaining zoning and entitlements, the risk that our joint venture partners may not fulfill their obligations,  and the risk that the projects will not be developed as anticipated or be profitable.  Additionally, contracts to sell real estate entered into by the Company or its joint ventures may not be completed on the terms provided in the contract, or at all.  The Company’s investment in Woodbridge, which owns Bluegreen Corporation, exposes the Company to risks of Bluegreen’s business and its ability to pay dividends to Woodbridge, and risks inherent in the vacation ownership industry, including those identified in BFC’s Annual Report on Form 10-K filed on March 16, 2015 with the SEC and available on the SEC’s website, www.sec.gov. BBX Sweet Holdings acquisitions and the Company’s acquisition of Renin Corp. exposes us to the risks of their respective businesses, which includes the amount and terms of indebtedness associated with the acquisitions which may impact our financial condition and results of operations and limit our activities; the failure of the companies to meet financial covenants and that BBX Capital may be required to make further capital contributions or advances to the acquired companies; as well as the risk that the integration of these operating businesses may not be completed effectively or on a timely basis, and that the Company may not realize any anticipated benefits or profits from the transactions. Further, Renin’s operations expose us to foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Great Britain Pound.  Past performance and perceived trends may not be indicative of future results.  In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015,  expected to be filed on August 7, 2015, and its Annual Report on Form 10-K for the year ended December 31, 2014, which may be viewed on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.    BBX Capital cautions that he foregoing factors are not exclusive.

Exhibit 99.1

BBX CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION-UNAUDITED

	June 30,	December 31,
(In thousands, except share data)	2015	2014
ASSETS
Cash and interest bearing deposits in banks ($123 and $4,993 in Variable Interest Entities ("VIEs"))	$63,387	58,819
Restricted cash and time deposits at financial institutions	2,647	-
Loans held-for-sale ($0 and $35,423 in VIEs)	23,480	35,423
Loans receivable, net of allowance for loan losses of $172 and $977 ($0 and $18,972, net of allowance of $0 and $977 in VIEs)	31,275	26,844
Trade receivables, net of allowance for bad debts of $149 and $148	10,896	13,416
Real estate held-for-investment ($0 and $19,945 in VIEs)	83,974	76,552
Real estate held-for-sale ($0 and $13,745 in VIEs)	38,626	41,733
Investment in unconsolidated real estate joint ventures	16,524	16,065
Investment in Woodbridge Holdings, LLC	62,496	73,026
Properties and equipment, net ($0 and $7,561 in VIEs)	16,597	16,717
Inventories	18,652	14,505
Goodwill and other intangible assets, net	15,964	15,817
Other assets ($13 and $1,017 in VIEs)	4,107	4,019
Total assets	$388,625	392,936
LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$9,604	9,603
BB&T preferred interest in FAR, LLC ($0 and $12,348 in VIEs)	-	12,348
Note payable to Woodbridge	11,750	11,750
Notes payable	19,270	17,923
Principal and interest advances on residential loans ($0 and $11,171 in VIEs)	11,409	11,171
Other liabilities ($32 and $1,431 in VIEs)	17,821	18,861
Total liabilities	69,854	81,656
Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized;
none issued and outstanding	-	-
Class A common stock, $.01 par value, authorized 25,000,000
shares; issued and outstanding 15,977,324 and 15,977,324 shares	160	160
Class B common stock, $.01 par value, authorized 1,800,000
shares; issued and outstanding 195,045 and 195,045 shares	2	2
Additional paid-in capital	350,400	347,937
Accumulated deficit	(33,224)	(38,396)
Accumulated other comprehensive income	165	85
Total BBX Capital Corporation shareholders' equity	317,503	309,788
Noncontrolling interest	1,268	1,492
Total equity	318,771	311,280
Total liabilities and equity	$388,625	392,936

Exhibit 99.1

BBX CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(In thousands, except share and per share data)	2015	2014	2015	2014
Revenues:
Trade sales	$19,583	15,521	39,118	32,076
Interest income	2,090	1,282	2,908	3,058
Net gains on the sales of assets	15,439	3,926	15,441	3,877
Income from real estate operations	1,013	1,473	1,939	2,966
Other	490	448	918	1,489
Total revenues	38,615	22,650	60,324	43,466
Costs and expenses:
Cost of goods sold	14,195	11,445	28,030	23,546
BB&T's priority return in FAR distributions	14	222	68	553
Interest expense	17	463	120	959
Real estate operating expenses	865	1,938	2,045	3,491
Selling, general and administrative expenses	14,455	11,782	30,026	22,664
Total costs and expenses	29,546	25,850	60,289	51,213
Equity (losses) earnings in Woodbridge Holdings, LLC	(10,168)	8,108	(4,365)	14,330
Equity losses in unconsolidated real estate joint ventures	(291)	(26)	(595)	(32)
Foreign currency exchange (loss) gain	70	141	(399)	(166)
Recoveries from loan losses	6,608	2,046	10,429	3,294
Asset recoveries (impairments), net	810	94	1,873	(1,225)
Income before income taxes	6,098	7,163	6,978	8,454
(Benefit) provision for income taxes	(222)	6	(219)	6
Net income	6,320	7,157	7,197	8,448
Less: net (earnings) loss attributable to non-controlling interest	(2,182)	134	(2,025)	201
Net income attributable to BBX Capital Corporation	$4,138	7,291	5,172	8,649
Basic earnings per share	$0.26	0.46	0.32	0.54
Diluted earnings per share	$0.25	0.43	0.31	0.52
Basic weighted average number of common
shares outstanding	16,172,367	16,005,633	16,172,367	15,995,757
Diluted weighted average number of common and
common equivalent shares outstanding	16,885,195	16,790,560	16,810,244	16,746,419

======================================================

Exhibit 99.1

Bluegreen Corporation

Supplemental Financial Information – Unaudited

(Dollars in thousands)

	For the Three Months Ended June 30,
	2015		2014
	Amount	% of System-wide sales of VOIs(5)	Amount	% of System-wide sales of VOIs(5)

Legacy VOI sales (1)	$86,736	62%	$100,980	73%
VOI sales-secondary market program	24,173	17%	21,441	16%
Sales of third-party VOIs-commission basis	70,912	51%	65,230	47%
Sales of third-party VOIs-just-in-time basis	15,883	11%	14,996	11%
Less: Equity trade allowances (6)	(57,830)	-41%	(63,671)	-46%
System-wide sales of VOIs	139,874	100%	138,976	100%
Less: Sales of third-party VOIs-commission basis	(70,912)	-51%	(65,230)	-47%
Gross sales of VOIs	68,962	49%	73,746	53%
Estimated uncollectible VOI
notes receivable (2)	(9,230)	-13%	(9,675)	-13%
Sales of VOIs	59,732	43%	64,071	46%
Cost of VOIs sold (3)	(7,381)	-12%	(8,277)	-13%
Gross profit (3)	52,351	88%	55,794	87%
Fee-based sales commission revenue (4)	47,974	68%	43,194	66%
Other fee-based services revenue	24,948	18%	23,008	17%
Cost of other fee-based services	(14,288)	-10%	(12,677)	-9%
Net carrying cost of VOI inventory	(2,460)	-2%	(2,093)	-2%
Selling and marketing expenses	(70,505)	-50%	(65,141)	-47%
General and administrative expenses	(23,765)	-17%	(20,484)	-15%
Net interest spread	12,591	9%	9,629	7%
Operating profit	26,846	19%	$31,230	22%
Other income	948		681
Income before income taxes	27,794		31,911
Less: Provision for income taxes	(9,921)		(11,505)
Net income	17,873		20,406
Less: Net income attributable to noncontrolling interests	(2,825)		(2,080)
Net income attributable to Bluegreen	$15,048		$18,326

	BBX Capital Equity Earnings in Woodbridge- Unaudited
	For the Three Months Ended June 30,
(Dollars in thousands)	2015	2014
Net income attributable to Bluegreen	$15,048	18,326
Woodbridge parent only net loss	(37,153)	(700)
Net income attributable to Woodbridge	(22,105)	17,626
BBX Capital interest in Woodbridge	46%	46%
BBX Capital earnings in Woodbridge	$(10,168)	8,108

Exhibit 99.1

Bluegreen Corporation

Supplemental Financial Information – Unaudited

(Dollars in thousands)

	For the Six Months Ended June 30,
	2015		2014
	Amount	% of System-wide sales of VOIs, net(5)	Amount	% of System-wide sales of VOIs, net(5)

Legacy VOI sales (1)	$178,882	72%	$192,151	77%
VOI sales-secondary market program	46,791	19%	45,670	18%
Sales of third-party VOIs-commission basis	119,877	48%	107,322	43%
Sales of third-party VOIs-just-in-time basis	22,724	9%	32,889	13%
Less: Equity trade allowances (6)	(119,169)	-48%	(129,191)	-52%
System-wide sales of VOIs, net	249,105	100%	248,841	100%
Less: Sales of third-party VOIs-commission basis	(119,877)	-48%	(107,322)	-43%
Gross sales of VOIs	129,228	52%	141,519	57%
Estimated uncollectible VOI
notes receivable (2)	(16,314)	-13%	(17,204)	-12%
Sales of VOIs	112,914	45%	124,315	50%
Cost of VOIs sold (3)	(12,247)	-11%	(15,325)	-12%
Gross profit (3)	100,667	89%	108,990	88%
Fee-based sales commission revenue (4)	80,574	67%	70,309	66%
Other fee-based services revenue	48,701	20%	44,933	18%
Cost of other fee-based services	(26,739)	-11%	(23,911)	-10%
Net carrying cost of VOI inventory	(4,810)	-2%	(4,411)	-2%
Selling and marketing expenses	(127,165)	-51%	(117,699)	-47%
General and administrative expenses	(42,663)	-17%	(40,402)	-16%
Net interest spread	22,046	9%	19,215	8%
Operating profit	50,611	20%	$57,024	23%
Other income	1,839		1,120
Income before income taxes	52,450		58,144
Less: Provision for income taxes	(18,527)		(20,622)
Net income	33,923		37,522
Less: Net income attributable to noncontrolling interests	(5,611)		(5,038)
Net income attributable to Bluegreen	$28,312		$32,484

	BBX Capital Equity Earnings in Woodbridge- Unaudited
	For the Six Months Ended June 30,
(Dollars in thousands)	2015	2014
Net income attributable to Bluegreen	$28,312	32,484
Woodbridge parent only net loss	(37,802)	(1,332)
Net income attributable to Woodbridge	9,490	31,152
BBX Capital interest in Woodbridge	46%	46%
BBX Capital earnings in Woodbridge	$4,365	14,330

Exhibit 99.1

The following tables present Bluegreen’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), as more fully described below, for the three and six months ended June  30, 2015 and 2014, as well as a reconciliation of EBITDA to net income (in thousands):

	For the Three Months Ended
	June 30, 2015	June 30, 2014
Net income- Woodbridge	$(19,280)	$19,706
Loss from Woodbridge parent only	(37,153)	(700)
Net income- Bluegreen	17,873	20,406
Add/(Less):
Interest income (other than interest earned on VOI notes receivable)	(1,680)	(223)
Interest expense	8,829	10,715
Interest expense on Receivable-Backed Debt	(5,057)	(6,596)
Provision for Income and Franchise Taxes	10,137	11,473
Depreciation and Amortization	2,263	1,687
EBITDA	$32,365	$37,462

	For the Six Months Ended
	June 30, 2015	June 30, 2014
Net income- Woodbridge	$(3,879)	$36,190
Loss from Woodbridge parent only	(37,802)	(1,332)
Net income- Bluegreen	33,923	37,522
Add/(Less):
Interest income (other than interest earned on VOI notes receivable)	(1,745)	(513)
Interest expense	18,269	21,765
Interest expense on Receivable-Backed Debt	(10,634)	(12,720)
Provision for Income and Franchise Taxes	18,642	20,663
Depreciation and Amortization	4,491	3,499
EBITDA	$62,946	$70,216

EBITDA is defined as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), provision for income taxes and franchise taxes, depreciation and amortization. For purposes of the EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.

We consider Bluegreen’s EBITDA to be an indicator of its operating performance, and it is used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business. EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Exhibit 99.1

Woodbridge Holdings, LLC

Consolidated Statement of Financial Condition – Unaudited

(in thousands)

	As of June 30, 2015
	Woodbridge
	Bluegreen	Parent only	Consolidated
ASSETS
Cash and cash equivalents	$107,782	111	107,893
Restricted cash	63,559	-	63,559
Notes receivable	406,685	-	406,685
Inventory	214,642	-	214,642
Properties and equipment, net	71,544	-	71,544
Loan to BFC	80,000		80,000
Loan to BBX	-	11,750	11,750
Intangible assets, net	62,092	-	62,092
Other assets	73,523	2,612	76,135
Total assets	$1,079,827	14,473	1,094,300
LIABILITIES AND EQUITY
Liabilities:
AP and other liabilities	91,724	37,287	129,011
Deferred income	27,749	-	27,749
Deferred income taxes	111,136	-	111,136
Receivable-backed notes payable - recourse	65,722	-	65,722
Receivable-backed notes payable - non-recourse	340,492	-	340,492
Notes and mortgage notes payable and other borrowings	85,064	-	85,064
Junior subordinated debentures	66,184	85,052	151,236
Total liabilities	788,071	122,339	910,410
Equity:
Total Woodbridge equity	242,893	(107,866)	135,027
Noncontrolling interests	48,863	-	48,863
Total equity	291,756	(107,866)	183,890
Total liabilities and equity	$1,079,827	14,473	1,094,300

Exhibit 99.1

Woodbridge Holdings, LLC

Consolidated Statement of Financial Condition – Unaudited

(in thousands)

	As of December 31, 2014
	Woodbridge
	Bluegreen	Parent only	Woodbridge
ASSETS
Cash and cash equivalents	$185,169	638	185,807
Restricted cash	54,620	-	54,620
Notes receivable	424,267	-	424,267
Inventory	194,713	-	194,713
Properties and equipment, net	72,319	-	72,319
Loan to BFC
Loan to BBX
Intangible assets, net	63,913	-	63,913
Other assets	50,497	14,411	64,908
Total assets	$1,045,498	15,049	1,060,547
LIABILITIES AND EQUITY
Liabilities:
AP and other liabilities	88,546	658	89,204
Deferred income	25,057	-	25,057
Deferred income taxes	92,609	-	92,609
Receivable-backed notes payable - recourse	92,129	-	92,129
Receivable-backed notes payable - non-recourse	320,275	-	320,275
Notes and mortgage notes payable and other borrowings	90,061	-	90,061
Junior subordinated debentures	64,986	85,052	150,038
Total liabilities	773,663	85,710	859,373
Equity:
Total Woodbridge equity	228,583	(70,661)	157,922
Noncontrolling interests	43,252		43,252
Total equity	271,835	(70,661)	201,174
Total liabilities and equity	$1,045,498	15,049	1,060,547